Exhibit (2)
                              November 12, 2003

All Capital LLC
1055 E. Tropicana Avenue
Las Vegas, NV 89119

Re: Shares Pledge Agreement
    -----------------------

Gentlemen:

     This letter sets forth the agreement ("Agreement") between Victoria Scott ("Scott") and All Capital LLC with respect to the grant by Scott to All Capital of a security interest in and to, and pledge of, the Deposit (as defined) to secure payment of the Obligation (as defined), and sets forth the entire agreement between the parties hereto with respect to the subject matter herein contained. For purposes of this Agreement the terms: (a) "Deposit" shall be and mean stock certificate(s) evidencing 450,000 shares of the Common Stock of Mid-State Raceway, Inc. (and the shares thereby evidenced) endorsed in blank or evidenced by duly executed stock assignment powers; and (b) "Obligation" shall be and mean that certain promissory note of even date herewith executed by Scott in favor of All Capital in the principal amount of $1,350,000.00 and the debt evidenced thereby.

     In consideration of the sum of One ($1.00) Dollar and other good and valuable consideration each to the other in hand paid, the receipt and sufficiency of which is hereby jointly acknowledged, the parties hereto do hereby agree as follows:

     1. Scott has this date exercised a warrant to purchase 450,000 shares of the Common Stock of Mid-State Raceway, Inc. As promptly after the date hereof as shall be possible Scott shall deliver the Deposit to All Capital; which Deposit shall be retained and disposed of by All Capital in accordance with the provisions of this Agreement.

      2. Subject to the terms and conditions of this Agreement, Scott does hereby pledge, hypothecate and give and grant unto All Capital a security interest in and to the Deposit as collateral security to secure the full and punctual payment of the Obligation. All Capital shall have and exercise, with respect to the Deposit, all of the rights and remedies of a secured creditor pursuant to the Uniform Commercial Code (the "Code") as adopted by the State of Nevada (as from time to time amended). To the extent of any inconsistency between the Code and this Agreement, the provisions of this Agreement shall prevail and be paramount. Without limiting the generality of the foregoing, upon the occurrence of an Event of Default (as defined) All Capital may:

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        (a) vote all or any of the securities forming the Deposit and give all consents, waivers and ratifications with respect thereto and otherwise act with respect thereto as though All Capital were the outright owner thereof;

        (b) exercise any and all rights of collection, conversion or exchange, and any and all other rights, privileges, options or powers of Scott pertaining or relating to the exercise of any such rights, privileges, options or powers or to sell or otherwise realize upon any of the Deposit, as hereinafter authorized, or to preserve the same (except as otherwise provided by law), and All Capital shall not be responsible for any failure to do so or delay in so doing;

        (c) (i) sell, assign and deliver the Deposit at a private sale or public auction for cash, for credit or for other property, for immediate or future delivery, and our such price and on such terms as All Capital in its discretion may determine providing that such sale shall be an arm's length commercially reasonable transaction. At any public or private sale All Capital may bid for and purchase the Deposit. All Capital is authorized, at any such sale, if it deems it advisable so to do, to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing for their own account, for investment only, and not with a view to the distribution or sale of any of the Deposit. Upon any such sale, All Capital shall have the right to deliver, assign and transfer to the purchaser thereof, the Deposit so sold free from any rights, (equitable or otherwise) of Scott:

            (ii) All Capital shall give Scott not less than ten days' written notice of intention to make any such public or private sale. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as All Capital may fix in the notice of such sale. All Capital may without notice or publication adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of the Deposit on credit or for future delivery, the Deposit so sold may be retained by All Capital until the selling price is paid by the purchaser thereof, but All Capital shall not incur any liability in case of the failure of such purchaser to take up and pay for the Deposit so sold and, in case of any such failure, such Deposit may again be sold upon like notice. All Capital, however, instead of exercising the power or sale herein conferred upon it, may proceed by a suit or suits of law or in equity to foreclose this Agreement and sell the Deposit, or any portion thereof under a judgment or decree of a court or courts of competent jurisdiction; Scott having been given due notice of all such actions.

             (iii) The proceeds of the sale of the Deposit shall be applied as follows:

                   (A) To the payment of costs and expenses of sale, including reasonable attorney's fees of All Capital's counsel;

                   (B) To the payment of the Obligation;

                   (C) To the extent of the remainder, if any, to Scott.

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                   (d) For purposes of this Agreement the term "Event of
Default" shall be and mean the uncured default by Scott in the payment of the Obligation or any part thereof.

     4. This letter sets forth the entire agreement among the parties hereto with respect to the subject matter herein contained: shall be governed in accordance with the laws of the State of Nevada; cannot be altered, amended, modified, terminated or rescinded except by a writing executed by all of the parties hereto; and shall inure to the benefit of and be binding upon the parties hereto and their respective successors, transferees, heirs, assigns and beneficiaries.

     If the foregoing properly sets forth our agreement kindly execute a copy of this letter where indicated below and return the same to the undersigned.

                                       Very truly yours,

                                       /s/ Victoria Scott
                                       ------------------------------
                                       Victoria Scott, individually

                                       All Capital LLC

                                          /s/ Shawn Scott
                                       By----------------------------
                                         Shawn Scott, Manager